Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Expands Responsibility of U.S. Leader

HOUSTON, October 31, 2019 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced that effective November 1, 2019, Daryl Kenningham, President, U.S. Operations, will also assume responsibility for the Company’s Brazilian automotive operations.  Group 1 operates 17 dealerships representing the Honda, Toyota, BMW/MINI, and Jaguar/Land Rover brands throughout the states of São Paulo and Paraná in Brazil. Previously, the Company’s Brazilian management team was overseen by Earl Hesterberg, Group 1’s President and Chief Executive Officer.

Hesterberg commented, “Daryl has been instrumental in driving our U.S. performance, and extending his role to oversee the Company’s Brazilian operations further accelerates the integration of best practices between these two markets.  We have great brands and a very professional management team in Brazil, and I strongly believe that they will benefit from Daryl’s experience and leadership.”

Mr. Kenningham’s new title will be President, U.S. and Brazilian Operations, and he will continue to report to Mr. Hesterberg. Mr. Kenningham joined Group 1 in 2011 after serving in a variety of executive positions at Nissan Motor Corporation U.S.A. and The Friedkin Companies over the previous 23 years.  He received an MBA from the University of Florida and a BA from the University of Michigan.  Daryl, his wife Dana, and their three children reside in Houston, Texas.

About Group 1 Automotive, Inc.

Group 1 owns and operates 184 automotive dealerships, 240 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

Group 1 Automotive, Inc.

713-627-2223 | cwoods@piercom.com